CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 740 to the Registration Statement on Form N-1A of the Professionally Managed Portfolios and to the use of our report dated February 28, 2018 on the financial statements and financial highlights of Muzinich Credit Opportunities Fund, Muzinich U.S. High Yield Corporate Bond Fund, and Muzinich Low Duration Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 30, 2018